CONFIDENTIAL

July 18, 2019

To:	White Eagle Asset Portfolio, LP
5355 Town Center Road, Suite 701
Boca Raton, FL 33486

White Eagle General Partner, LLC
5355 Town Center Road, Suite 701
Boca Raton, FL 33486

Lamington Road Designated Company
Grand Canal House
2nd Floor Palmerston House
Fenian Street
Dublin, Ireland
Emergent Capital, Inc.
5355 Town Center Road, Suite 701
Boca Raton, FL 33486

Re:    Project Rodeo Commitment Letter
Ladies and Gentlemen,
Jade Mountain Partners (“JMP”) is pleased to have the opportunity to present this binding and irrevocable commitment letter (“Commitment Letter”), subject solely to the execution of definitive documentation (“Definitive Documentation”) more fully described herein and in the term sheet attached hereto as Exhibit A (the “Term Sheet”) and the conditions set forth in Section 3 below, to White Eagle Asset Portfolio, LP (the “Target”), White Eagle General Partner, LLC (the “GP”), Lamington Road Designated Activity Company (“Lamington,” together with Target and GP, the “Debtors”) and Emergent Capital, Inc. (the “Parent,” together with the Target, GP and Lamington, the “Seller Parties”) for JMP and/or certain of its affiliates and/or certain investors in Target (together, the “Purchaser Support Parties”) to acquire and thereafter own a 72.5% equity interest in the Target and, if agreed by the Purchaser Support Parties, a 72.5% equity interest in the GP. Capitalized terms used and not defined herein shall have the meanings assigned to such terms in the Term Sheet. Reference is hereby made to the Letter of Intent entered into by and among JMP and the Seller Parties dated May 23, 2019 (the “Letter of Intent”). Notwithstanding anything in this Commitment Letter to the contrary, as of the date of this Commitment Letter, Purchaser Support Parties have not yet determined whether the Purchaser Support Parties will purchase 72.5% of the membership interests of the GP. This Commitment Letter shall not create any obligation of the Purchaser Support Parties to purchase the GP Interests (as defined below). Moreover, it shall not be deemed a breach of this Commitment Letter by the Purchaser Support Parties if the Purchaser Support Parties elect not to purchase the GP Interests, and the Purchaser Support Parties shall still be entitled to the Commitment Letter Break Up Fee to the extent they otherwise are entitled to the Commitment Letter Break Up Fee in accordance with the terms of this Commitment Letter.

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1.Purchase and Sale. JMP will cause the Purchaser Support Parties to acquire, and the Seller Parties agree that they will cause the Target and, if agreed by the Purchaser Support Parties, the GP to sell, in a transaction pursuant to section 363 of the Bankruptcy Code, a 72.5% equity interest in Target (collectively, the “LP Interests”) and, if agreed by the Purchaser Support Parties, a 72.5% equity interest in GP (collectively, the “GP Interests” and together with the LP Interests and the Class D Interests, the “Interests”), as described herein and in the Term Sheet, which as of the Closing Date will own all of the life insurance policies listed on Annex 1 to the Term Sheet together with all other assets, documents, information and proceeds related thereto (collectively, the “Assets”). The Interests and the Assets of the Target and, if applicable, the GP will be free and clear of all liens, encumbrances and other interests of third parties to the maximum extent possible provided by the Bankruptcy Code and other applicable law. The Assets of the Target on the Closing Date shall not include any policies sold, transferred or assigned prior to such date in accordance with the “Permitted Policy Disposition” section of the Term Sheet or in connection with the Lincoln Benefit settlement, as set forth in the Letter of Intent.
2.    Purchase Price and Debtors’ Interests.
(a)    The aggregate purchase price for the LP Interests and the GP Interests will be $384,250,000 and the aggregate purchase price for the Class D Interests, to the extent such Class D Interests are requested by the Seller Parties in accordance with the Term Sheet, will be $15,250,000 (collectively, the “Purchase Price,” as may be adjusted in accordance with this Commitment Letter and the Definitive Documentation, consistent with the Term Sheet). The portion of the Purchase Price allocated to each policy is indicated opposite each such policy on Schedule 1 hereto. Subject to the satisfaction and conditions set forth herein, the Purchase Price shall be due and payable in cash on or before August 19, 2019 (the “Outside Date”).
(b)    On the Closing Date, the Debtors or their permitted assignees will receive a 27.5% equity interest in the Target as described herein and in the Term Sheet (the “Class B Interests”) and the Purchaser Support Parties or their permitted assignees will receive a 72.5% equity interest in the Target (the “Class A Interests”), 100% of the Class D Interests (as defined in the Term Sheet) and, if applicable, the GP Interests, which will represent a 72.5% equity interest in the GP, as described herein and in the Term Sheet, in each case subject to the waterfall contemplated in the Term Sheet. The Target shall have an NAV on the Closing Date as set forth and adjusted in accordance with the Term Sheet.
(c)    If any policy matures or the Seller Parties enter into any transaction as permitted by the “Permitted Policy Disposition” section of the Term Sheet, the Purchase Price and the NAV of the Target on the Closing Date shall be adjusted in accordance with and as provided in the Term Sheet.
3.    Conditions Precedent. In addition to the conditions set forth in the Term Sheet, the obligations to pay the Purchase Price, purchase the Interests, enter into the Definitive Documentation and consummate the transaction are conditioned on the following:
(a)    the Definitive Documentation shall include an order of the bankruptcy court satisfactory to Purchaser Support Parties approving the transaction (including, but not

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1	To the extent that the Purchaser Support Parties elect not to purchase the GP Interests, the use of the term “Interests” hereunder shall be deemed a reference solely to the LP Interests.
limited to, the assumption of all obligations and liabilities of the Target and, if applicable, the GP by Lamington and an exculpation and release of the Target and, if applicable, the GP from any and all such obligations and liabilities) and entry into the Definitive Documentation that is a final, non-appealable order and not subject to a stay (the “Approval Order”);
(b)    all representations and warranties contained in any of the Definitive Documentation shall be true and correct as provided therein;
(c)    each of the Definitive Documentation shall be effective in accordance with its terms;
(d)    the Seller Parties shall satisfy all due diligence requests of the Purchaser Support Parties relating to each Seller Party and its operations, finances, obligations, liabilities, assets (other than all life insurance policies owned by the Target, as to which the due diligence of the Purchaser Support Parties is complete), and legal risks, and such due diligence shall be satisfactory to each Purchaser Support Party in their respective sole discretion;
(e)    each creditor or potential creditor of the Target and, if applicable, the GP shall have received adequate notice of the Debtors’ motion seeking entry of the Approval Order as required by the Bankruptcy Code and, to the extent requested by JMP, each creditor or potential creditor of the Target and, if applicable, the GP shall have expressly consented in writing to the assumption by Lamington of the Target’s and GP’s obligations and liabilities; and
(f)    JMP and the Purchaser Support Parties shall receive evidence satisfactory to the Purchaser Support Parties in their respective sole discretion from the Seller Parties that Lamington shall have paid, or shall have sufficient funds to pay, all administrative expense claims, general unsecured claims and all other amounts due to creditors of Lamington, Target and the GP under their plan of reorganization.
4.    Definitive Documentation. The proposed transaction is contingent solely upon receipt of the Approval Order, the conditions set forth in Section 3 above and the negotiation and execution of mutually satisfactory Definitive Documentation which shall include, but not be limited to:
(a)    a purchase agreement for the Class A Interests and the Class D Interests in the Target and, if agreed by the Purchaser Support Parties, the GP Interests in the GP;
(b)    an amendment and restatement of the Target’s limited partnership agreement to create the Class A Interests, the Class B Interests and the Class D Interests, provide for the waterfall described in the Term Sheet and implement other amendments consistent with the governance and other terms set forth in the Term Sheet and, if applicable, an amendment and restatement of the GP’s limited liability company agreement;

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(c)    a pledge by the holders of the Class B Interests of the Class B Interests to support the Class D Return, the indemnity obligations described in the Term Sheet and under the PSP Advance Facility contemplated by the Term Sheet, and other documentation to support the Class D Return, the indemnity obligations of Lamington, Emergent and the holders of the Class B Interests;
(d)    assumption by Lamington of all obligations and liabilities of the Target and, if applicable, the GP as provided in the Term Sheet;
(e)    the Approval Order;
(f)    each party shall have completed any other party’s reasonable requests for “know your customer” or other compliance requirements to the reasonable satisfaction of the requesting party;
(g)    written consent in form satisfactory to the Purchaser Support Parties in their respective sole discretion of Lamington’s assumption of the Target’s and, if applicable, the GP’s obligations and liabilities from each of the Target’s and the GP’s creditors and potential creditors, to the extent requested by JMP in its commercially reasonable discretion; and
(h)    such other documents as may be reasonably requested by the Purchaser Support Parties in connection with the transactions described herein, the Letter of Intent and/or in the Term Sheet.
JMP and the Seller Parties agree that, until the termination of this Commitment Letter in accordance with its terms, they shall negotiate the Definitive Documentation in good faith and use commercially reasonable efforts to take all other actions required (including, but not limited to, obtaining the Approval Order and entering into the Definitive Documentation) to consummate the transactions described herein, the Letter of Intent and in the Term Sheet. The parties acknowledge that the Definitive Documentation will contain customary terms for transactions of this type, including, without limitation, representations and warranties with respect to each of the life insurance policies owned by the Target, capitalization of the Target, ownership and title to the equity interests thereof, the Assets of the Target and the transaction, covenants and indemnities in favor of the Purchaser Support Parties as described in the Term Sheet.
5.    Bankruptcy Court Approval. Promptly upon (and in any event no later than one week following) receipt of this letter executed by JMP, the Debtors shall file all necessary motions (including, without limitation, motions for shortened notice) and seek entry of all necessary orders to approve entry into this Commitment Letter, granting of the Bid Protections described below (including, but not limited to, superpriority administrative expense claim status, subject only to any debtor-in-possession financing and adequate protection superpriority administrative expense claims), and entry into the Definitive Documentation, which motions shall all be in manner, form and substance reasonably acceptable to the Debtors and the Purchaser Support Parties and the Debtors shall seek to have such motion heard on shortened notice. The Debtors shall provide JMP and the Purchaser Support Parties with a reasonable opportunity to review and comment on any motions relating to this Commitment Letter, the

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Definitive Documentation, the Bid Protections or this transaction prior to filing and shall consider any such comments in good faith. The Term Sheet, details of transaction, confidential and proprietary information will be redacted/filed under seal to the maximum extent possible. The transaction will not be subject to traditional 363 auction or plan support process, but the transaction will receive the benefits and protections afforded by section 363 and other protections to transferees of property under the Bankruptcy Code and the Approval Order will include bankruptcy court approval of the assumption of all obligations and liabilities of the Target and, if applicable, GP by Lamington and an exculpation and release of the Target and, if applicable, GP from any and all such obligations and liabilities.
6.    Due Diligence. JMP and the Purchaser Support Parties shall continue to have access to the data room maintained by the Seller Parties until the Outside Date and that the Seller Parties shall use commercially reasonable efforts to respond to JMP’s diligence inquiries and to deliver such additional documentation and respond to such diligence requests as JMP or the Purchaser Support Parties may reasonably request, including, but not limited to, financial, legal, tax and operational diligence of any Seller Party. The Seller Parties shall respond to JMP’s diligence request related to the Target, the GP and the Seller Parties sent on July 3, 2019 no later than July 15, 2019. JMP has identified and may continue to identify certain investors as the Purchaser Support Parties and will manage all aspects of the Purchaser Support Parties investment including the selection and allocation among the Purchaser Support Parties. Upon the request of JMP, the Seller Parties each agrees to participate in meetings and calls relating to the investment by the Purchaser Support Parties upon reasonable notice. Each Seller Party agrees to keep (and cause its representatives to keep) the identity of each Purchaser Support Party confidential. Each Seller Party represents and covenants to each Purchaser Support Party and JMP that (i) except as provided in clause (ii), it has provided all material documentation and information related to each policy and Asset to JMP, (ii) it has stored certain documents with Iron Mountain and Seller Parties shall cause such documents to be delivered to JMP (and JMP is permitted to make such documents available to each other Purchaser Support Party) as soon as possible, and with respect to such documents, each Seller Party represents and covenants to each Purchaser Support Party and that such documents do not contain any materials or information that include adverse facts, circumstances or characteristics that bear on the enforceability, transferability, value, servicing or ownership of the Assets, and (iii) all information related to the Assets, the Target, the GP, Lamington, the Parent, or the Interests which has been or is hereafter provided directly or indirectly by a Seller Party or any of its representatives to JMP or any Purchaser Support Party in connection with the transactions contemplated hereunder and by the Term Sheet (the “Information”) and is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading and has been and will be prepared in good faith based upon assumptions that are believed by the preparer thereof to be reasonable at the time made.  Each Seller Party agrees that if any time prior to the Closing Date, any of the representations in the preceding sentence would be incorrect in any material respect if the Information were being furnished, and such representations were being made, at such time, then the Seller Parties will promptly supplement, or cause to be supplemented, the Information so that such representations will be correct in all material respects under those circumstances. Each Purchaser Support Party’s obligations hereunder are subject to its

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satisfaction, in its sole discretion, with its diligence investigation (including legal, financial and operational diligence) of each Seller Party as provided in Section 3(d).
7.    Bid Protections.
(a)    Commitment Letter Break Up Fee. Each Seller Party agrees (in the case of the Debtors only, to the extent necessary, subject to approval of the Bankruptcy Court, and then automatically upon such Bankruptcy Court approval), jointly and severally, to pay, and the Purchaser Support Parties shall be entitled to receive: (x) a break-up fee equal to 1.75% of $530,000,000 plus (y) expense reimbursement of $500,000 ((x) and (y) together, the “Commitment Letter Break Up Fee”), which in each case shall become immediately due and payable on the applicable date set forth below upon the earlier to occur of (i) any Seller Party’s breach of this Commitment Letter (including, but not limited to, the obligation to negotiate the Definitive Documentation in good faith and use commercially reasonable efforts to take all other actions required (including, but not limited to, obtaining the Approval Order) to consummate the transactions described herein and in the Term Sheet), (ii) if any Seller Party or any of its affiliates enters into a transaction to directly or indirectly sell, assign, finance, or transfer a substantial portion of any of its assets or equity or any direct or indirect interest in Target or any Seller Party to any other person other than the Purchaser Support Parties (any such transaction, an “Alternative Transaction”) between the date hereof and the Outside Date, or (iii) the conversion of the Debtors’ chapter 11 cases to a case under chapter 7 of the Bankruptcy Code prior to or on the Outside Date; provided, that, in the case of (i) or (ii), the Commitment Letter Break Up Fee shall be payable on the earlier to occur of (A) the closing of an Alternative Transaction and (B) December 31, 2019, and in the case of (iii), the Commitment Letter Break Up Fee shall be immediately due and payable upon the occurrence of such conversion. JMP’s commitment hereunder shall terminate upon the first to occur of written notice by JMP that it is terminating its commitment as a result of (i), (ii) or (iii) above and the Outside Date, unless the Closing Date shall have occurred on or before such date, provided that such termination shall not affect the Seller Parties’ obligations to pay the Commitment Letter Break Up Fee which obligation expressly survives such termination.
(b)    The Seller Parties acknowledge that this Commitment Letter and the Term Sheet provides a direct benefit to the Debtors and that Purchaser Support Parties and JMP have already incurred, and each intends to incur, substantial resources to the completion of its potential investment in the transaction contemplated by the Term Sheet and that the Commitment Letter Break Up Fee is reasonable and fair consideration in light of such benefit to the Debtors and the Parent and the expenditure of time, resources and expenses by the Purchaser Support Parties. The Seller Parties and JMP acknowledge and agree that the provisions of this Section 7 are intended for the benefit of, and shall be enforceable by, the Purchaser Support Parties, each of which is an intended third-party beneficiary of this Section 7.
(c)    Notwithstanding the foregoing, the Purchaser Support Parties shall not be entitled to the Commitment Letter Break Up Fee (as applicable) in connection with the Seller Parties disposition of the policies described in the “Permitted Policy Dispositions” section of the Term Sheet, or in connection with the settlement between Debtors and Lincoln Benefit Life

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Company (“Lincoln Benefit”), under which settlement, among other things, Lincoln Benefit will be settling its claims with respect to several of the policies issued by Lincoln Benefit by paying the Debtors certain settlement amounts relating to those policies, and agreeing not to challenge any other policies in the future so long as premiums are timely paid and there has been no misstatements of the insured’s age.
8.    Binding Effect; No Assignment; Entire Agreement. This Commitment Letter shall confirm that JMP and each Seller Party, by their signatures below, hereby accept and agree to the terms and conditions set forth in this Commitment Letter. For the avoidance of doubt, the obligations of the Parent and the Debtors to pay the Commitment Letter Break Up Fee shall become immediately binding upon the Parent and the Debtors upon execution of the Commitment Letter as set forth in the Letter of Intent (unless Bankruptcy Court approval is required, with regards to the Debtors only, in which case immediately and automatically upon such approval) and shall survive the termination of this Commitment Letter, the Term Sheet, or the parties’ discussions regarding the transactions contemplated by the Term Sheet. This Commitment Letter may not be assigned by any of the Seller Parties without JMP’s prior written consent (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the Seller Parties and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the Seller Parties (except as otherwise set forth in Section 7(b)). This Commitment Letter, when executed and delivered by each of the parties hereto, shall constitute the entire agreement among the parties hereto concerning the subject matter hereof and shall supersede any prior agreements or understandings with respect thereto, including without limitation the Letter of Intent. For the avoidance of doubt, this Commitment Letter supersedes the Project Rodeo Commitment Letter dated June 30, 2019 by and among JMP and the Seller Parties.
9.    No Fiduciary Relationship. JMP, the Purchaser Support Parties and their respective affiliates may have economic interests that conflict with those of the Seller Parties. Each Seller Party agrees that each of JMP and the Purchaser Support Parties is an independent contractor and that nothing in this Commitment Letter, the Term Sheet or the Definitive Documentation or otherwise will be deemed to create an advisory, fiduciary or agency relationship or other implied duty between or among any of JMP, the Purchaser Support Parties and the Seller Parties. Each Seller Party agrees that the transactions contemplated by this Commitment Letter, the Term Sheet and the Definitive Documentation are arms’-length commercial transactions. Each Seller Party acknowledges and agrees that it is responsible for making its own independent judgment with respect to such transactions and the process thereto.
10.    Counterparts. This Commitment Letter may be executed by the parties by electronic or pdf signature hereto in any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.
11.    Governing Law; Waiver of Jury Trial.
(a)    This Commitment Letter and the rights and obligations of the parties hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York (without regard to any conflict of law rule that might apply the laws of

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any other jurisdiction). Any legal action or proceeding with respect to this Commitment Letter shall be brought in the United States District Court for the Southern District of New York (or if jurisdiction is not available in such court, then in a state court of the State of New York sitting in New York county), and, by execution and delivery of this letter, each of the parties hereto hereby accepts, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts provided, that, upon entry of the Approval Order, without limiting any parties’ right to appeal any order of the Bankruptcy Court, (i) the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Commitment Letter against the Debtors and to decide any claims or disputes against the Debtors which may arise or result from, or be connected with, this Commitment Letter or any breach or default hereunder and (ii) any and all claims relating to the foregoing clause (i) shall be filed and maintained only in the Bankruptcy Court, provided, however, that if the Debtors’ bankruptcy cases have closed, all actions and proceeding arising out of or relating to this Commitment Letter against the Debtors shall be heard and determined as provided above.
(b)    EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO THIS COMMITMENT LETTER AND ALL LEGAL ACTIONS OR PROCEEDINGS (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS COMMITMENT LETTER, ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS COMMITMENT LETTER OR THE TERM SHEET OR ANY OF THE ACTS OR OMISSIONS OF JMP, THE PURCHASER SUPPORT PARTIES OR THE SELLER PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF OR THEREOF, AS THE CASE MAY BE. EACH PARTY HERETO (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS COMMITMENT LETTER BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11(B).
[remainder of page intentionally omitted]

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If you are in agreement with the foregoing, please sign and return this Commitment Letter as soon as possible to JMP.
Very truly yours,

JADE MOUNTAIN PARTNERS
By:	/s/ David Marinoff
Name:	David Marinoff
Title:	Managing Partner
Acknowledged this 18 day of July, 2019

WHITE EAGLE ASSET PORTFOLIO, L.P.
By:	/s/ Miriam Martinez
Name:	Miriam Martinez
Title:	Chief Financial Officer

WHITE EAGLE GENERAL PARTNER, LLC
By:	/s/ Miriam Martinez
Name:	Miriam Martinez
Title:	Chief Financial Officer

LAMINGTON ROAD DESIGNATED ACTIVITY COMPANY
By:	/s/ David Thompson
Name:	David Thompson
Title:	Vice-President

EMERGENT CAPITAL, INC.
By:	/s/ Miriam Martinez
Name:	Miriam Martinez
Title:	Chief Financial Officer

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EXHIBIT A
TERM SHEET
Please see attached

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TERM SHEET
Project Rodeo

This Term Sheet is attached to the Commitment Letter entered into by and among the Debtors, Parent and JMP and incorporated therein by reference. This Term Sheet does not include descriptions of all of the terms, conditions, covenants, representations, warranties and other provisions that are to be contained in the definitive documentation relating to the transactions described below. This Term Sheet is delivered with the understanding that it is subject to the confidentiality agreement entered into by and among the parties. This Term Sheet is non-binding and does not indicate a commitment to enter into any transaction except with respect to the binding agreements set forth in the Commitment Letter. Any transaction is subject to the approval of the Debtors, the Bankruptcy Court, the Purchaser Support Parties and their respective partners, shareholders and investors, in all regards and to definitive documentation. The Debtors should not consider any discussions or course of dealings that JMP, the Purchaser Support Parties or their respective affiliates or advisors had or may have with the Debtors or any of their respective affiliates as a definitive agreement to enter into the transactions described below. Those matters that are not addressed in this Term Sheet and all other terms, conditions, covenants, representations, warranties and other provisions are subject to the mutual agreement of the parties thereto and approval of the Bankruptcy Court.
Key Terms of Transaction

Parties

•	Debtors: White Eagle Asset Portfolio, LP, White Eagle General Partner, LLC and Lamington Road Designated Activity Company

•	Target: White Eagle Asset Portfolio, LP

•	GP: White Eagle General Partner, LLC or an entity newly formed by JMP or the other Purchaser Support Parties to act as the new general partner of Target

•	Seller: Lamington Road Designated Activity Company

•	Parent: Emergent Capital, Inc.

•
Purchaser Support Parties: certain investors (“Investors”) identified by Jade Mountain Partners (“JMP”) and its affiliates and other investors that collectively will acquire and thereafter own a 72.5% equity interest in the Target and a 72.5% equity interest in the GP as described herein (the Investors and JMP together, the “Purchaser Support Parties”) and in which Seller will retain a 27.5% equity interest in the Target as described herein (such 27.5% interest, the “Class B Interests”) and a 27.5% equity interest in the GP1, Notwithstanding anything to the contrary in the Commitment Letter or this Term Sheet, Sellers acknowledge that as of the date of the Commitment Letter to which this Term Sheet is attached, Purchaser Support Parties have not yet determined whether the Purchaser Support Parties will purchase 72.5% of the membership interests of the

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existing GP of Target or to form a new entity to serve as GP. If the latter, indemnification of Purchaser Support Parties will not cover acts of successor GP except to the extent of any indemnification of the GP by all limited partners under the Definitive Documentation., provided, that distributions to such interest holders will be made in accordance with the “Waterfall” section below. Holders of Class B Interests will not have contribution obligations.

•	Manager: JMP

Basic terms:
This Term Sheet sets forth certain principal terms for a transaction pursuant to section 363 of the Bankruptcy Code for Seller to cause the Target and the GP to sell to the Purchaser Support Parties a 72.5% equity interest in the Target and a 72.5% equity interest in the GP, respectively, as described herein, which will be represented by the Class A Interests 2 and GP interests, in exchange for a $384,250,000 cash purchase price payable on the Closing Date (as defined below). The Seller shall retain a 27.5% equity interest in the Target and a 27.5% equity interest in the GP, as described herein, which will be represented by the Class B Interests and the GP interests. Such transaction shall be effectuated pursuant to a limited partnership interest purchase agreement, an order of the Bankruptcy Court approving the transaction (which order must be in form and substance satisfactory to the Purchaser Support Parties in all regards, the “Approval Order”), an amendment and restatement of the Target’s limited partnership agreement, an assumption by Seller of any and all liabilities and obligations, whether known or unknown, contingent or unliquidated, of and against Target (which shall be approved by the Bankruptcy Court in the Approval Order), the indemnity support documents described herein, and other necessary definitive documentation.

At the option of the Debtors, to be exercised by written notice from the Debtors to JMP on or prior to August 1, 2019, on the Closing Date, the Purchaser Support Parties will receive, and the Target will issue to the Purchaser Support Parties, the Class D Interests in exchange for an amount designated by the Debtors on or prior to August 1, 2019 not to exceed $15,250,000. If such option is not exercised, all provisions relating to the Class D Interests set forth herein will not apply and will not be included in the definitive documentation. All issued Class D Interest will be treated as obligations of the holders of the Class B Interests payable to the Purchaser Support Parties on account of the Class D Interests in lieu of certain distributions on the Class B Interests as set forth herein. The Class D Interests shall accrue interest at a rate equal to 11% per annum compounded quarterly through the date on which all principal and accrued interest is repaid in full, which aggregate repayment amount shall not be less than 125% of the amount paid

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1
 Notwithstanding anything to the contrary in the Commitment Letter or this Term Sheet, Sellers acknowledge that as of the date of the Commitment Letter to which this Term Sheet is attached, Purchaser Support Parties have not yet determined whether the Purchaser Support Parties will purchase 72.5% of the membership interests of the existing GP of Target or to form a new entity to serve as GP. If the latter, indemnification of Purchaser Support Parties will not cover acts of successor GP except to the extent of any indemnification of the GP by all limited partners under the Definitive Documentation.

2
At the election of the Purchaser Support Parties, the Class A Interests may be sub-divided as "Class A-1 Interests" and "Class A-2 Interests," which shall be pari passu and otherwise have the same rights in all regards.

by the Purchaser Support Parties for the Class D Interests (such aggregate repayment amount, the “Class D Return”). The Class D Interests will be secured by a pledge of the Class B Interests and proceeds and distributions thereon and paid in accordance with the waterfall and, beginning on the first Distribution Date (as defined below) on or after the third anniversary of the Closing Date, a portion of the Minimum Class B Interest Monthly Distribution as set forth below.
The assets of the Target will have a net asset value (“NAV”) of $530 million on the Closing Date, subject to potential adjustments as described below.

Parent/Seller/Class B Interest Indemnity Support

•
Parent, Seller and any subsequent holder of the Class B Interests shall jointly and severally indemnify Target, the GP, Manager, each holder of the Class A Interests, each holder of the Class D Interests and their respective affiliates, directors, officers, employees, equity holders, advisors and representatives (the “Purchaser Indemnified Parties”) from and against the following indemnified claims (the “Indemnified Claims”): any and all losses, claims, liabilities, damages, costs or expenses (including without limitation costs of defense and attorney’s fees) arising out of, in connection with or related to: (i) the Target, the GP, Parent or Seller’s breach of certain corporate-level representations or warranties, certain asset-level representations or warranties, certain covenants or agreements made in any of the definitive documentation (which shall be customary for transactions of this type), (ii) any and all liabilities or obligations (whether known or unknown, contingent or unliquidated) of the Target or the GP or asserted against the Target or the GP (whether asserted prior to or after the Closing Date) or related to, arising as a result of, or in connection with any actions, inactions, events or circumstances, in each case arising or occurring prior to the Closing Date (even if asserted or maturing after the Closing Date), and (iii) any and all claims asserted against any Purchaser Indemnified Party (including without limitation Target and the GP) by any direct or indirect creditor or equity holder of the Parent, Seller, Target, the GP or any of their affiliates arising out of, in connection with, or related to the transaction; provided, that the Parent, Seller and any subsequent holder of the Class B Interests shall not indemnify any Purchaser Indemnified Party for any losses to the extent resulting from acts or omissions by such Purchaser Indemnified Party that are found by a final and non-appealable judgment of a court of competent jurisdiction to constitute gross negligence or willful misconduct by such Purchaser Indemnified Party.

•
Notwithstanding anything to the contrary contained herein, with respect to all distributions or payments required to be made by Target to the holders of the Class B Interests (including, without limitation, pursuant to the waterfall or otherwise, on account of the Minimum Class

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B Interest Monthly Distributions, the Class B True Up Payments or amounts to be paid to the holders of the Class B Interests pursuant to fifth of the waterfall), such amounts or distributions shall be subject to set off by the Target and the Manager to satisfy any Indemnified Claims or other indemnity obligations due from Parent, Seller and/or any subsequent holder of the Class B Interests to the Purchaser Indemnified Parties. The holders of the Class B Interests shall not be entitled to any Class B Interest True Up Amount on account of indemnity obligations that are so set-off.

•
The indemnification obligations of the Parent, Seller and any subsequent holder of the Class B Interests for the Indemnified Claims shall remain in force and effect and: (i) in the case of Indemnified Claims relating to or arising out of any breach or inaccuracy of the asset-level representations and warranties, shall survive until 367 days after the Closing Date, (ii) in the case of all other Indemnified Claims, shall survive indefinitely, provided, that with respect to the Indemnified Claims described in (ii), after the third year and six month anniversary of the Closing Date, the Purchaser Indemnified Parties’ recourse for any Indemnified Claims that arise or are asserted thereafter shall only have recourse to distributions on account of the Class B Interests and to set off against such distributions (and shall not have direct recourse against the Parent, Seller or any subsequent holder of the Class B Interests except for the right to set off or withhold distributions on the Class B Interests); provided further, that in either (i) or (ii), if any Indemnified Claim has not yet been resolved or is then in dispute, the indemnification obligations of the Parent, Seller and any subsequent holder of the Class B Interests shall survive with respect to such Indemnified Claim until such claim has been resolved by a final and non-appealable judgment of a court of competent jurisdiction. For the avoidance of doubt, any Indemnified Claim or other indemnity obligation asserted prior to the expiration of the survival period shall survive until paid or otherwise satisfied in full.

•
Without limiting the rights of set off against distributions to the holders of the Class B Interests, if the holders of a majority of the Class B Interests have a good faith dispute as to the amount of any Indemnified Claim or any set off by the Target and the Manager to satisfy any Indemnified Claim or other indemnity obligations, prior to commencing any litigation, for thirty days the Manager, the GP and the holders of the Class B Interests shall engage in good-faith negotiations with respect to such distributions or payments and related set offs being disputed and the Target shall hold any amounts withheld or set off from the distributions to the holders of the Class B Interests in escrow for such thirty-day period, except to the extent such funds are necessary to satisfy any Indemnified Claims then due and owing by the Target. If any such dispute is not resolved within such thirty day period, the Target shall have the right to apply or distribute such escrowed funds to the Purchaser Indemnified Parties on account of the Indemnity Claims.

•
The holders of the Class B Interests shall pledge the Class B Interests and the proceeds therefrom to secure the indemnity obligations contained herein; provided however, that without limiting the right of set off or any other rights of the Purchaser Indemnified Parties, to the extent that the holders of the Class B Interests in good faith dispute their obligations with respect to any Indemnified Claim, the Purchaser Indemnified Parties shall not foreclose on the Class B Interests as a result of such Indemnified Claim until such Indemnified Claim has been settled or adjudicated by a final and non-appealable judgment of a court of

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competent jurisdiction, provided further, that, for the avoidance of doubt, while the settlement or adjudicating proceedings are ongoing, the holders of the Class B Interests shall reimburse the relevant Purchaser Indemnified Parties for reasonable and documented out-of-pocket costs or expenses (including reasonable and documented attorneys’ fees and expenses) incurred by the Purchaser Indemnified Parties in defending or preparing to defend any Indemnified Claims.

Permitted Policy Dispositions

•
JMP shall prepare and deliver to the Sellers/Debtors within 7 days prior to the Closing Date a schedule of allocated values for each policy included as an asset of the Target as of the Closing Date (the “Allocation Schedule”) and the corresponding portion of the cash purchase price relating to each such policy.

•
To the extent that any policies held by the Target are discovered on or prior to the Closing Date to have matured prior to the Closing Date, then the Target will be deemed reduced by an amount equal to the value assigned to such policy on the Allocation Schedule, and the $384,250,000 purchase price due from the Purchaser Support Parties shall be reduced by an amount equal to 72.5% of the value assigned to such policy on the Allocation Schedule.

•
To the extent that any policies held by the Target are discovered after the Closing Date to have matured prior to the Closing Date, then the terms specified below under “Maturities Prior to Closing Date” shall apply to such policies.

•
Debtors may, with notice to JMP, cause the Target to sell, surrender, assign, transfer or dispose of any life insurance policy issued by Sun Life prior to or within 90 days after the Closing Date, and thereafter, the NAV will be deemed reduced by an amount equal to the value assigned to such policy on the Allocation Schedule, and the $384,250,000 purchase price due from the Purchaser Support Parties shall be reduced by an amount equal to 72.5% of the value assigned to such policy on the Allocation Schedule. To the extent such cash component has already been paid by the Target on account of any such Sun Life Policy, then (i) 72.5% of such cash component, plus (ii) an 11% per annum return thereon compounded quarterly through the date repaid, plus (iii) 72.5% of all premiums, servicing fees, management fees and other out-of-pocket costs and expenses actually paid thereon by the Target after the Closing Date and allocable to such policy (based on the value of such policy held by the Target on the Allocation Schedule relative to the values of all other policies held by the Target on the Allocation Schedule),will be payable to the holders of Class A Interests from the proceeds of such disposition, and the remainder of the proceeds of such disposition will be paid to the holders of the Class B Interests outside of the waterfall specified below.

•
Seller/Debtors may, with notice to JMP, cause the Target to sell, assign, transfer or dispose of other policies owned by them prior to the Closing Date to a Purchaser Support Party or an independent third party on an arms’ length basis so long as the value allocated to such policies on the Allocation Schedule or the purchase price received by the Seller/Debtors (if

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greater) does not exceed $25 million in the aggregate and the aggregate death benefits payable thereon do not exceed $90 million, in which case the NAV will be deemed reduced by an amount equal to the greater of: (i) the value assigned to such policy on the Allocation Schedule, and (ii) the value received by the Seller for such policy, and the $384,250,000 purchase price due from the Purchaser Support Parties shall be reduced by an amount equal to 72.5% of the greater of (i) or (ii), as applicable.

•	All references contained herein to “NAV” or the cash component of the purchase price shall be automatically adjusted as provided herein.

•
Within seven days prior to the Closing Date, the Seller Parties shall prepare an update to the list of policies delivered to JMP prior to the execution of the Letter of Intent among JMP and the Seller Parties, which shall reflect any dispositions in accordance with the Permitted Policy Dispositions and any known maturities, which must be acceptable to JMP in all regards.

•
Except as permitted by the terms of this section “Permitted Policy Dispositions”, none of Parent, Seller or Target shall sell, assign, transfer or dispose of, or cause the sale, assignment, transfer or disposition of, any policies listed in the Allocation Schedule, whether prior to or after the Closing Date.

Closing Date:

•
All documents and agreements (including without limitation a limited partnership interest purchase agreement, an amended and restated partnership agreement, an assumption by Seller of any and all liabilities and obligations, whether known or unknown, contingent or unliquidated, of and against Target and the indemnity support agreements described herein), and all consents, approvals, orders (including without limitation the Approval Order) and other conditions, necessary to consummate the transaction shall have been effected or executed, the Approval Order shall have been entered and shall not be subject to a stay and the effective date of the Debtors’ plan of reorganization shall have occurred in accordance with the terms of such plan (such date, the “Closing Date”)

Premiums / Expenses; PSP Advance Facility:

•
Expenses shall include all servicing, maintenance and related expenses, the management fees (as described herein), the fees and expenses described under “Fees and Expenses” below and all other reasonable, actual and documented external costs of the Manager related to the Target, of the GP and the Target incurred in the ordinary course (including without limitation costs associated with obtaining updated medical records and life expectancy reports once per year, costs associated with securities intermediaries and/or trustees, external legal costs relating to the enforcement and preservation of the policies and the value of the policies, general and external corporate legal, SEC compliant audit and accounting fees, and other costs and expenses of maintaining and operating the Target).

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•
The Manager shall prepare an annual budget for all operating costs and expenses of the Target for the first year of operations from the Closing Date on or before the Closing Date, which budget shall be satisfactory to the GP. The Manager shall prepare and distribute to the GP and all limited partners of Target subsequent annual budgets not fewer than 30 days prior to each anniversary of the Closing Date. The Manager’s budgets for premiums and expenses shall be reviewed and consented to by the holders of the majority of the Interests, in such holders’ respective sole discretion, provided, that any material increase over the prior year budget that is not attributable to a cost of insurance increase, indemnification obligation, litigation expense or necessary expense (as determined by the Manager in its reasonable discretion) shall not be implemented if the holders of a majority of the Class B Interests object in writing to the Manager to such increase within ten (10) days after receiving the proposed budget from the Manager. Holders of the Class B Interests shall have the right to review and comment on each budget, and if comments are provided to the Manager, the Manager will consider them in good faith.

•
On the Closing Date, the Purchaser Support Parties will make an initial advance under the PSP Advance Facility of $8.25 million to fund the Class B Interest allocation to the Premium / Expense reserve.

•
If the Premium/Expense reserve fund falls below the Manager’s 1- month budget for premiums and expenses, the Purchaser Support Parties will contribute additional capital for their allocation (72.5%), and make advances under the PSP Advance Facility for the Class B Interest allocation (27.5%) to increase the balance of the Premium/Expense reserve to an amount equal to the Manager’s 3-month budget for premiums and expenses.

•
The advances made by the Purchaser Support Parties under the PSP Advance Facility on the Closing Date ($8.25 million) and thereafter to fund the portion of the initial or any future Premiums/Expense reserve due from the Class B Interest holders shall be repayable as an obligation of the holders of the Class B Interests and secured by a pledge of the Class B Interests, accruing at 11% per annum compounded quarterly, repaid to the Purchaser Support Parties (or any replacement lender) from distributions that otherwise would have been made to the Class B Interests under waterfall items third, fourth and fifth below, provided that after the Closing Date, the Target and its Manager will use commercially reasonable efforts to obtain premium/expense financing on terms more favorable to the Class B Interest Holders, if available.

•	Funds on deposit in the Premium/Expense reserve shall be distributed in the following order of priority:

a)	First, as and when needed to pay premiums and expenses of the Target (including without limitation fees due to JMP); and

b)
Second, on each Distribution Date (as defined below) that (1) occurs prior to the third anniversary of the Closing Date or after the holders of the Class D Interests shall have received the Class D Return in full, pro rata to the holders of the Class B Interests on account of the Minimum Class B Interest Monthly Distribution OR (2) occurs on or after the third anniversary of the Closing Date and the holders of

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the Class D Interests shall not yet have received the Class D Return, then 100% of the Minimum Class B Interest Monthly Distribution will be distributable to the holders of the Class D Interests to pay the Class D Return until paid in full.

The “Minimum Class B Interest Monthly Distribution” shall mean: (i) the greater of $666,666 or 1/12th of 1.50% per annum of the NAV of Target (initially expected to be $530 million on the Closing Date) per month on a cumulative basis during years 1 through 3 following the Closing Date and (ii) the greater of $333,333 or 1/12th of 0.75% per annum of the NAV of Target per month on a cumulative basis during years 4 through 10 following the Closing Date; provided, that after year 8 the Minimum Class B Interest Monthly Distribution will be paid in step THIRD of the waterfall (if at all) as set forth below and not from withdrawals from the Premium/Expense reserve during periods when collections on the assets of the Target are insufficient to fund the PSP Minimum Return Cumulative Amount.

Waterfall:

•
The Target shall establish a “Collections Account” and shall direct all death benefits (DB) and other cash received by Target (other than capital contributions from the Purchaser Support Parties, proceeds of the PSP Advance Facility or proceeds from policies sold in accordance with the Permitted Policy Dispositions section) into the Collections Account.

•	“Distribution Date” shall mean the 5th business day of each month.

•	On the Distribution Date, funds on deposit in the Collections Account shall be distributed (in each case, only to the extent sufficient funds are available) in the following order of priority:

a)	First, to the Premium/Expense reserve fund, to increase such reserve fund until the reserve equals the Manager’s 3-month budget for premiums and expenses,

b)
Second, to pay any amount necessary so that the Purchaser Support Parties shall have received the PSP Minimum Return Cumulative Amount (as defined below) as of the last day of the month immediately prior to such Distribution Date,

c)
Third, to the extent the Minimum Class B Interest Monthly Distribution is subordinated as contemplated by the proviso to the definition thereof during years 9 or 10, then to the Class B Interests the portion thereof not paid from the Premium/Expense reserve fund,

d)
Fourth, for the purpose of rebalancing the Total Return Distributions to 72.5% to the Purchaser Support Parties as holders of the Class A Interests and 27.5% to the holders of the Class B Interests, as applicable as of such Distribution Date, to either (x) the Purchaser Support Parties on account of any necessary PSP True Up Payment or (y) the holders of the Class B Interests on account of any necessary Class B True Up Payment,

e)	Fifth, 72.5% to the Purchaser Support Parties as holders of the Class A Interests and 27.5% to the holders of the Class B Interests.
Provided, that until the holders of Class D Interests have received the Class D Return and until the PSP Advance Facility has been repaid in full, the amounts otherwise payable to the holders of the Class B Interests under items Third, Fourth, and Fifth of the waterfall shall be paid first, 100% of such amounts shall be paid to the Purchaser Support Parties in respect of the PSP Advance Facility, then second, once the PSP Advance Facility has been repaid in full, 100% of

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such amounts shall be paid to the holders of the Class D Interests and applied towards the Class D Return until the Class D Return is paid in full; and third, thereafter, such amount shall be paid to the holders of the Class B Interests.
“PSP Minimum Return Cumulative Amount” means (x) an amount equal to 11% per annum compounded quarterly on the sum of (i) 100% of the initial contribution by the Purchaser Support Parties to the Premium/Expense reserve, accruing from the Closing Date until repaid (as reduced by any repayment thereof) (but for the avoidance of doubt excluding any advances made by the Purchaser Support Parties under the PSP Advance Facility), (ii) 100% of the amounts funded into the Premium/Expense reserve by the Purchaser Support Parties after the Closing Date (as reduced by any repayment thereof), accruing from the date of funding until repaid (but for the avoidance of doubt excluding any advances made by the Purchaser Support Parties under the PSP Advance Facility), and (iii) $384,250,000 (as reduced by any portion thereof repaid pursuant to the portion of second of the waterfall that reflects amortization of principal and fifth of the waterfall, all sale proceeds received by the Purchaser Support Parties and any reductions thereof as contemplated under “Permitted Policy Dispositions”), accruing from the Closing Date plus
(y) expected amortization of initial principal and later contributions as of such Distribution Date as set forth on Annex 1 plus (z) the Class D Return.
“PSP True Up Payment” means, as of the applicable Distribution Date, (i) the difference between (x) 72.5% of the Total Return Distributions and (y) the sum of cumulative amounts actually received by the Purchaser Support Parties on account of the PSP Minimum Return Cumulative Amounts, any PSP True Up Payments and amounts paid to the Purchaser Support Parties pursuant to second, fourth and fifth of the waterfall plus (ii) the amount necessary such that the Purchaser Support Parties shall have received 72.5% of Total Return Distributions after giving effect to the distributions made on such Distribution Date.
“Class B True Up Payment” means, as of the applicable Distribution Date, (i) the difference between (x) 27.5% of the Total Return Distributions and (y) the sum of cumulative amounts actually received by the holders of the Class B Interests on account of the Minimum Class B Interest Monthly Distributions, the Class B True Up Payments and amounts paid to the holders of the Class B Interests pursuant to fifth of the waterfall (plus the cumulative amounts that would have been distributed to the Class B Interest holders but that were paid to the Purchaser Support Parties in repayment of the PSP Advance Facility, on account of the Class D Return, or to the Purchaser Indemnified Parties to satisfy (in whole or in part) the indemnity obligations of Parent and Seller (and of any subsequent holder of Class B Interests) described herein) plus (ii) the amount necessary such that the holders of the Class B Interests shall have received 27.5% of Total Return Distributions after giving effect to the distributions made on such Distribution Date.
“Total Return Distributions” shall mean the aggregate sum of the following amounts, to the extent actually paid to the Purchaser Support Parties and/or the holders of the Class B Interests, as applicable (without duplication): (i) the PSP Minimum Return Cumulative Amounts, (ii) the PSP True Up Payments, (iii) the Class B True Up Payments, (iv) amounts paid pursuant to fifth of the waterfall, (v) the Minimum Class B Interest Monthly Distributions, (vi) distributions of proceeds from the Target’s sale of policies, and (vii) the cumulative amounts that would have been distributed to the Class B Interest holders but that were paid to the Purchaser Support

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Parties in repayment of the PSP Advance Facility, on account of the Class D Return, or to the Purchaser Indemnified Parties to satisfy (in whole or in part) indemnity obligations of Parent and Seller (and any subsequent holder of Class B Interests) described herein.

•
Attached as Annex 1 is an initial table of minimum amortization of principal that is a portion of the minimum return cumulative cash flows from the Target to the Purchaser Support Parties, as of each future month, calculated such that if Purchaser Support Parties received those cumulative amounts on a Distribution Date (other than after a liquidation), Purchaser Support Parties would have received an 11% cash-on-cash return over the life of the transaction. Policies sold will be removed from the base case described in Annex 1 for purposes of all calculations from and after the effective date of the sale of such Policies.

On each Distribution Date, the Manager shall deliver a report that sets forth the calculations for the waterfall, the PSP Minimum Return Cumulative Amount, the Minimum Class B Interest Monthly Distribution (including any portion due to the Class D Interests), the PSP True Up Payments, the Class B True Up Payments, the Class D Return and the Total Return Distributions for such month, which shall be binding on the parties absent manifest error.

Lapse

•
The GP shall delegate to Manager the authority, within certain parameters to be agreed, to lapse policies with total death benefits of up to $100 million, provided that prior to lapsing any policy, Manager shall offer the holders of the Class B Interests a right of first refusal to purchase any such policy to be lapsed for $10, plus all costs and expenses in connection with transferring such policy to the holders of the Class B Interests or their designee. Manager shall discuss with the GP any material lapses of policies and will keep the GP and limited partners apprised of any such lapses.

Sale of Policies

•
The GP shall delegate to Manager the authority, within certain parameters to be agreed, to sell policies with total death benefits of up to $435 million, with proceeds distributed pursuant to the waterfall. Manager shall discuss with the GP any material sales of policies and will keep the GP and the limited partners apprised of any such sales.

•
Sale proceeds shall be included in calculating cumulative cash flows from the Closing Date for the purpose of determining the PSP Minimum Return Cumulative Amount, the PSP True Up Payment, the Class B True Up Payment, the Minimum Class B Interest Monthly Distributions, the Class D Return and the Total Return Distributions.

•	Customary limitations on manner of sale and qualifications of buyers participating in sales will apply.

•
Manager shall modify Annex 1 after each sale by removing any sold policies. On and after each modification of Annex 1, the Manager shall use such modified Annex 1 to calculate the Purchaser Support Parties’ 11% cash-on-cash internal rate of return.

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Total Liquidation

•	Except as may be agreed and provided in any tag or drag rights, liquidation prior to year 9 requires the unanimous consent of the LPs of the Target.

•
Liquidation after the end of year 8 shall be at the sole discretion of holders of majority of the LP interests of the Target, subject to customary limitations on manner of sale, minimum sale prices and qualifications of buyers participating in sales.

•
In the event that holders of a majority of the LP interests of the Target are considering a total liquidation after the end of year 8, the Manager shall notify all limited partners of the Target. In the event that holders of a majority of the LP interests of the Target elect to complete a total liquidation after the end of year 8, the Manager shall notify the holders of the Class B Interest of each credible offer or indication of interest (whether or not such offer is subject to any conditions) received for the Target assets that the majority in interest of the holders of the Target interests finds reasonably acceptable. The holders of the Class B Interests shall, within 10 business days of receipt of such notice, notify the Manager in writing if any such holder intends to exercise a right of first refusal to purchase the Target assets on the same terms proposed by the highest offer received, together with reasonable evidence of such holder's financial wherewithal and ability to close a transaction on such terms. The holders of the Class B Interests shall have forty-five days to close the purchase of the Target assets on such terms. If the transaction fails to close, the holders of the Class B Interests shall have no other preemptive rights with respect to such proposed transaction. The rights of the holders of the Class B Interests hereunder are not transferrable or assignable other than to affiliates. The definitive documentation may include other terms relating to this right of first refusal designed to maximize the value of the Target's assets, avoid bid chilling and reduce transaction risk.

•
Liquidation proceeds prior to and during year 8 shall be distributed pursuant to the waterfall, provided, that in the case of a total liquidation, there shall be no funding of the Premium/Expense reserve.

•	Liquidation proceeds after the end of year 8 shall be applied:
First, to pay expenses of the Target (including fees due to JMP),
Second, to pay the Purchaser Support Parties an amount equal to the cash-on-cash internal rate of return of 11%,
Third, to pay the Class B True Up Payment, and
Fourth, as pursuant to fifth in the waterfall above.

Fees and Expenses

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•
The GP will engage JMP and delegate to JMP the management of the Target and the assets, within certain parameters to be agreed, and JMP will receive a management fee of 0.85% of the NAV of Target (initially expected to be $530 million on the Closing Date). Target will fund Manager’s external, out-of-pocket expenses.

•
The Manager shall engage an independent third-party valuation agent to update the NAV of Target annually, which valuation shall be provided within 120 days of the anniversary of the Closing Date, at the expense of the Target.

•	All outside servicing/valuation to be selected by the Manager in its reasonable discretion and to be provided by non-affiliated companies at reasonable market rates, to be paid by the Target.

•	The Manager may engage a paying agent to effectuate the payments and the waterfall hereunder.

Governance of Target

•	The GP will delegate to JMP the management of the Target and the assets, within certain parameters to be agreed.

•

•	Manager will provide the GP with periodic updates regarding the portfolio.

•	Q1-3 unaudited financials delivered within 45 days of the end of each quarter

•	Annual SEC compliant audited financials delivered within 120 days of the end of each year
Monthly portfolio reporting delivered within 20 days of the end of each month

Transferability

•	Customary drags and tags to be included, rights of offer to be determined.

Maturities Prior to Closing Date
To the extent that any party discovers, within 18 months of the Closing Date, that any policies held by the Target and cash purchase price mechanics described above had maturities on or prior to the Closing Date, such party will promptly notify all other parties of such discovery. The parties agree that the gross proceeds paid on any such policy will be for the account of and will be paid over to the Seller when received by the Target outside of the waterfall; except that a portion of such gross proceeds equal to the sum of (i) the portion of the cash purchase price allocated to such policy on the Allocation Schedule, plus (ii) 72.5% of all premiums, management fees, servicing fees and other out-of-pocket costs and expenses paid by the Target after the Closing Date and allocable to such policy (based on the value of such policy held by the Target on the Allocation Schedule relative to the values of all other policies held by the Target on the Allocation Schedule), plus (iii) 11% per annum compounded quarterly on the amounts described in clauses (ii) and (iii),

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which shall be paid to the Purchaser Support Parties from such death benefits outside of the waterfall before the balance of such death benefits are paid over to the Seller.

	Total	$406,750,000

#	Month	Minimum (Initial) Principal Amortization schedule	Minimum (Initial) Cumulative Principal Paid
1	May-19	$—	$—
2	Jun-19	$—	$—
3	Jul-19	$—	$—
4	Aug-19	$—	$—
5	Sep-19	$—	$—
6	Oct-19	$—	$—
7	Nov-19	$—	$—
8	Dec-19	$—	$—
9	Jan-20	$—	$—
10	Feb-20	$—	$—
11	Mar-20	$—	$—
12	Apr-20	$—	$—
13	May-20	$—	$—
14	Jun-20	$—	$—
15	Jul-20	$—	$—
16	Aug-20	$—	$—
17	Sep-20	$—	$—
18	Oct-20	$—	$—
19	Nov-20	$—	$—
20	Dec-20	$—	$—
21	Jan-21	$—	$—
22	Feb-21	$—	$—
23	Mar-21	$—	$—
24	Apr-21	$1,000,000	$1,000,000
25	May-21	$1,000,000	$2,000,000
26	Jun-21	$1,000,000	$3,000,000
27	Jul-21	$1,000,000	$4,000,000
28	Aug-21	$1,000,000	$5,000,000
29	Sep-21	$1,000,000	$6,000,000
30	Oct-21	$1,000,000	$7,000,000
31	Nov-21	$1,000,000	$8,000,000
32	Dec-21	$1,000,000	$9,000,000

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33	Jan-22	$1,000,000	$10,000,000
34	Feb-22	$1,000,000	$11,000,000
35	Mar-22	$1,000,000	$12,000,000
36	Apr-22	$1,000,000	$13,000,000
37	May-22	$1,000,000	$14,000,000
38	Jun-22	$1,000,000	$15,000,000
39	Jul-22	$1,000,000	$16,000,000
40	Aug-22	$1,000,000	$17,000,000
41	Sep-22	$1,000,000	$18,000,000
42	Oct-22	$1,000,000	$19,000,000
43	Nov-22	$1,000,000	$20,000,000
44	Dec-22	$1,000,000	$21,000,000
45	Jan-23	$1,000,000	$22,000,000
46	Feb-23	$1,000,000	$23,000,000
47	Mar-23	$1,250,000	$24,250,000
48	Apr-23	$1,250,000	$25,500,000
49	May-23	$1,250,000	$26,750,000
50	Jun-23	$1,250,000	$28,000,000
51	Jul-23	$1,250,000	$29,250,000
52	Aug-23	$1,250,000	$30,500,000
53	Sep-23	$1,250,000	$31,750,000
54	Oct-23	$1,250,000	$33,000,000
55	Nov-23	$1,250,000	$34,250,000
56	Dec-23	$1,250,000	$35,500,000
57	Jan-24	$1,500,000	$37,000,000
58	Feb-24	$1,500,000	$38,500,000
59	Mar-24	$1,500,000	$40,000,000
60	Apr-24	$1,500,000	$41,500,000
61	May-24	$1,500,000	$43,000,000
62	Jun-24	$1,500,000	$44,500,000
63	Jul-24	$1,500,000	$46,000,000
64	Aug-24	$1,500,000	$47,500,000
65	Sep-24	$1,500,000	$49,000,000
66	Oct-24	$1,500,000	$50,500,000
67	Nov-24	$1,500,000	$52,000,000
68	Dec-24	$1,500,000	$53,500,000
69	Jan-25	$1,500,000	$55,000,000
70	Feb-25	$1,500,000	$56,500,000
71	Mar-25	$1,500,000	$58,000,000
72	Apr-25	$1,500,000	$59,500,000
73	May-25	$1,500,000	$61,000,000
74	Jun-25	$1,500,000	$62,500,000
75	Jul-25	$1,500,000	$64,000,000

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76	Aug-25	$1,500,000	$65,500,000
77	Sep-25	$1,500,000	$67,000,000
78	Oct-25	$1,500,000	$68,500,000
79	Nov-25	$1,750,000	$70,250,000
80	Dec-25	$1,750,000	$72,000,000
81	Jan-26	$1,750,000	$73,750,000
82	Feb-26	$1,750,000	$75,500,000
83	Mar-26	$1,750,000	$77,250,000
84	Apr-26	$1,750,000	$79,000,000
85	May-26	$2,000,000	$81,000,000
86	Jun-26	$2,000,000	$83,000,000
87	Jul-26	$2,000,000	$85,000,000
88	Aug-26	$2,000,000	$87,000,000
89	Sep-26	$2,000,000	$89,000,000
90	Oct-26	$2,000,000	$91,000,000
91	Nov-26	$2,000,000	$93,000,000
92	Dec-26	$2,000,000	$95,000,000
93	Jan-27	$2,000,000	$97,000,000
94	Feb-27	$2,000,000	$99,000,000
95	Mar-27	$2,250,000	$101,250,000
96	Apr-27	$2,250,000	$103,500,000
97	May-27	$2,250,000	$105,750,000
98	Jun-27	$2,250,000	$108,000,000
99	Jul-27	$2,250,000	$110,250,000
100	Aug-27	$2,250,000	$112,500,000
101	Sep-27	$2,250,000	$114,750,000
102	Oct-27	$2,250,000	$117,000,000
103	Nov-27	$2,250,000	$119,250,000
104	Dec-27	$2,250,000	$121,500,000
105	Jan-28	$2,250,000	$123,750,000
106	Feb-28	$2,250,000	$126,000,000
107	Mar-28	$2,250,000	$128,250,000
108	Apr-28	$2,250,000	$130,500,000
109	May-28	$2,500,000	$133,000,000
110	Jun-28	$2,500,000	$135,500,000
111	Jul-28	$2,500,000	$138,000,000
112	Aug-28	$2,500,000	$140,500,000
113	Sep-28	$2,500,000	$143,000,000
114	Oct-28	$2,500,000	$145,500,000
115	Nov-28	$2,500,000	$148,000,000
116	Dec-28	$2,500,000	$150,500,000
117	Jan-29	$2,500,000	$153,000,000
118	Feb-29	$2,500,000	$155,500,000

CONFIDENTIAL

119	Mar-29	$2,500,000	$158,000,000
120	Apr-29	$2,500,000	$160,500,000
121	May-29	$2,500,000	$163,000,000
122	Jun-29	$2,500,000	$165,500,000
123	Jul-29	$2,500,000	$168,000,000
124	Aug-29	$2,500,000	$170,500,000
125	Sep-29	$2,500,000	$173,000,000
126	Oct-29	$2,500,000	$175,500,000
127	Nov-29	$2,500,000	$178,000,000
128	Dec-29	$2,500,000	$180,500,000
129	Jan-30	$2,500,000	$183,000,000
130	Feb-30	$2,500,000	$185,500,000
131	Mar-30	$2,500,000	$188,000,000
132	Apr-30	$2,500,000	$190,500,000
133	May-30	$2,500,000	$193,000,000
134	Jun-30	$2,500,000	$195,500,000
135	Jul-30	$2,500,000	$198,000,000
136	Aug-30	$2,500,000	$200,500,000
137	Sep-30	$2,500,000	$203,000,000
138	Oct-30	$2,500,000	$205,500,000
139	Nov-30	$2,500,000	$208,000,000
140	Dec-30	$2,500,000	$210,500,000
141	Jan-31	$2,500,000	$213,000,000
142	Feb-31	$2,500,000	$215,500,000
143	Mar-31	$2,500,000	$218,000,000
144	Apr-31	$2,500,000	$220,500,000
145	May-31	$2,500,000	$223,000,000
146	Jun-31	$2,500,000	$225,500,000
147	Jul-31	$2,500,000	$228,000,000
148	Aug-31	$2,500,000	$230,500,000
149	Sep-31	$2,500,000	$233,000,000
150	Oct-31	$2,500,000	$235,500,000
151	Nov-31	$2,500,000	$238,000,000
152	Dec-31	$2,500,000	$240,500,000
153	Jan-32	$2,250,000	$242,750,000
154	Feb-32	$2,250,000	$245,000,000
155	Mar-32	$2,250,000	$247,250,000
156	Apr-32	$2,250,000	$249,500,000
157	May-32	$2,250,000	$251,750,000
158	Jun-32	$2,250,000	$254,000,000
159	Jul-32	$2,250,000	$256,250,000
160	Aug-32	$2,250,000	$258,500,000
161	Sep-32	$2,250,000	$260,750,000

CONFIDENTIAL

162	Oct-32	$2,250,000	$263,000,000
163	Nov-32	$2,250,000	$265,250,000
164	Dec-32	$2,250,000	$267,500,000
165	Jan-33	$2,250,000	$269,750,000
166	Feb-33	$2,250,000	$272,000,000
167	Mar-33	$2,250,000	$274,250,000
168	Apr-33	$2,250,000	$276,500,000
169	May-33	$2,250,000	$278,750,000
170	Jun-33	$2,250,000	$281,000,000
171	Jul-33	$2,250,000	$283,250,000
172	Aug-33	$2,250,000	$285,500,000
173	Sep-33	$2,250,000	$287,750,000
174	Oct-33	$2,250,000	$290,000,000
175	Nov-33	$2,250,000	$292,250,000
176	Dec-33	$2,250,000	$294,500,000
177	Jan-34	$2,250,000	$296,750,000
178	Feb-34	$2,000,000	$298,750,000
179	Mar-34	$2,000,000	$300,750,000
180	Apr-34	$2,000,000	$302,750,000
181	May-34	$2,000,000	$304,750,000
182	Jun-34	$2,000,000	$306,750,000
183	Jul-34	$2,000,000	$308,750,000
184	Aug-34	$2,000,000	$310,750,000
185	Sep-34	$2,000,000	$312,750,000
186	Oct-34	$2,000,000	$314,750,000
187	Nov-34	$2,000,000	$316,750,000
188	Dec-34	$2,000,000	$318,750,000
189	Jan-35	$2,000,000	$320,750,000
190	Feb-35	$2,000,000	$322,750,000
191	Mar-35	$2,000,000	$324,750,000
192	Apr-35	$2,000,000	$326,750,000
193	May-35	$2,000,000	$328,750,000
194	Jun-35	$2,000,000	$330,750,000
195	Jul-35	$2,000,000	$332,750,000
196	Aug-35	$2,000,000	$334,750,000
197	Sep-35	$2,000,000	$336,750,000
198	Oct-35	$2,000,000	$338,750,000
199	Nov-35	$2,000,000	$340,750,000
200	Dec-35	$2,000,000	$342,750,000
201	Jan-36	$1,750,000	$344,500,000
202	Feb-36	$1,750,000	$346,250,000
203	Mar-36	$1,750,000	$348,000,000
204	Apr-36	$1,750,000	$349,750,000

CONFIDENTIAL

205	May-36	$1,750,000	$351,500,000
206	Jun-36	$1,750,000	$353,250,000
207	Jul-36	$1,750,000	$355,000,000
208	Aug-36	$1,750,000	$356,750,000
209	Sep-36	$1,750,000	$358,500,000
210	Oct-36	$1,750,000	$360,250,000
211	Nov-36	$1,750,000	$362,000,000
212	Dec-36	$1,750,000	$363,750,000
213	Jan-37	$1,750,000	$365,500,000
214	Feb-37	$1,750,000	$367,250,000
215	Mar-37	$1,750,000	$369,000,000
216	Apr-37	$1,750,000	$370,750,000
217	May-37	$1,500,000	$372,250,000
218	Jun-37	$1,500,000	$373,750,000
219	Jul-37	$1,500,000	$375,250,000
220	Aug-37	$1,500,000	$376,750,000
221	Sep-37	$1,500,000	$378,250,000
222	Oct-37	$1,500,000	$379,750,000
223	Nov-37	$1,500,000	$381,250,000
224	Dec-37	$1,500,000	$382,750,000
225	Jan-38	$1,500,000	$384,250,000
226	Feb-38	$1,500,000	$385,750,000
227	Mar-38	$1,500,000	$387,250,000
228	Apr-38	$1,500,000	$388,750,000
229	May-38	$1,500,000	$390,250,000
230	Jun-38	$1,500,000	$391,750,000
231	Jul-38	$1,500,000	$393,250,000
232	Aug-38	$1,500,000	$394,750,000
233	Sep-38	$1,500,000	$396,250,000
234	Oct-38	$1,500,000	$397,750,000
235	Nov-38	$1,500,000	$399,250,000
236	Dec-38	$1,500,000	$400,750,000
237	Jan-39	$1,500,000	$402,250,000
238	Feb-39	$1,500,000	$403,750,000
239	Mar-39	$1,500,000	$405,250,000
240	Apr-39	$1,500,000	$406,750,000

CONFIDENTIAL